Exhibit 99.1

Alliant News Release

News Release

ATK To Acquire Thiokol Propulsion From Alcoa

    Pittsburgh and Minneapolis, Jan. 31, 2001—Alcoa Inc. and ATK (Alliant Techsystems Inc.) announced today that they have reached a definitive agreement under which ATK will acquire Alcoa's Thiokol Propulsion business for $685 million in cash. Thiokol, a leading supplier of rocket propulsion systems for space launch vehicles with sales of approximately $570 million, became part of Alcoa with the acquisition of Cordant Technologies in May 2000. ATK is a supplier of aerospace and defense products, including conventional munitions and propulsion rocket motors.

    The transaction, which has received all necessary corporate approvals of both companies, is subject to customary regulatory approvals. It is expected to close by the end of the second quarter of 2001.

    Commenting on the announcement, Alcoa Chairman and CEO Alain Belda said, "This transaction is beneficial to all parties involved. It delivers value to Alcoa shareholders, and Thiokol becomes a strategic part of ATK, a company in the propulsion business and positioned to help Thiokol realize the full value of its products and technologies."

    "This is a sound strategic acquisition that will deliver significant value to customers, employees and ATK shareholders," said Paul David Miller, chairman and chief executive officer of ATK. "When approved, we will have a blend of propulsion expertise, leadership spirit, and personal commitment to integrate effectively these businesses." ATK said it expects the acquisition to be accretive to earnings by 5 to 10 cents per share in fiscal year 2002, which begins April 1, 2001.

    Alcoa is the world's largest producer of primary aluminum, fabricated aluminum, and alumina and participates in all segments of the industry: mining, refining, smelting, fabricating and recycling. Alcoa serves customers worldwide in the packaging, consumer, automotive, aerospace, construction and distribution markets. Related Alcoa businesses include packaging machinery, vinyl siding, plastic bottles and closures, electrical distribution systems for cars and trucks, and fiber optic cable. The company has operations in 36 countries.

    ATK is a $1.1 billion aerospace and defense company with leading market positions in munitions, smart weapons/precision capabilities, propulsion, and composite structures. The company, which is headquartered in Hopkins, Minn., has three business segments: Conventional Munitions, Aerospace, and Defense Systems.

    Alcoa Inc. (NYSE: AA)

    Alliant Techsystems Inc. (NYSE: ATK)

    Some of the statements in this release are forward-looking. Actual results may differ materially from those projected. Factors such as changes in economic conditions in the markets we serve or other factors discussed in our latest quarterly and annual reports filed with the Securities and Exchange Commission could cause actual results to differ materially from those expressed in this release.